Exhibit 10(bx)
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of November 8, 2006, by and between Avatar Holdings Inc., a Delaware corporation (the “Company”), and Patricia Kimball Fletcher (the “Employee”).
W I T N E S S E T H
          WHEREAS, the Company desires to employ the Employee as its Executive Vice President and General Counsel and the Employee desires to accept such employment, all on the terms and conditions specified herein; and
          WHEREAS, the Employee and the Company desire to set forth in writing all of their respective duties, rights and obligations with respect to the Employee’s employment by the Company.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
          1. Employment and Term. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, in the capacity and upon the terms and conditions set forth herein. The term of employment under this Agreement shall be for the period commencing January 1, 2007 and ending on December 31, 2009, unless earlier terminated as herein provided (the “Term of Employment”). The last day of the Employee’s Term of Employment shall be referred to in this Agreement as the “Date of Termination.”
          2. Duties. During the Term of Employment, the Employee shall serve as the Company’s Executive Vice President and General Counsel, and shall perform such duties, functions and responsibilities as are customarily associated with and incident to the positions of Executive Vice President and General Counsel and as the Company may, from time to time, require of her, including, but not limited to, the performance of such functions and duties for the Company’s subsidiaries or affiliates (the Company and the foregoing entities being referred to herein collectively as the “Avatar Entities” and each as an “Avatar Entity”), subject to the direction of the Company’s Board of Directors. The Employee shall serve the Company faithfully, conscientiously and to the best of the Employee’s ability and shall promote the interests and reputation of the Company. Except as expressly provided herein, unless prevented by sickness or disability, the Employee shall devote all of her time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Employee’s duties may reasonably require, to the duties of the Employee’s employment. The principal place of employment of the Employee shall be the principal executive offices of the Company and/or such other location within fifty (50) miles of Company’s current principal place of business as shall be necessary for the Employee to discharge the Employee’s duties hereunder. The Employee acknowledges that in the course of employment the Employee may be required, from time to time, to travel on behalf of the Company. Notwithstanding the foregoing, the Employee shall be permitted to assist

Duane Morris LLP on any transition matters relating to the Employee’s current files and clients so long as such assistance does not adversely affect the Employee’s performance of her duties and so long as the Employee receives no compensation for such assistance; provided, however, that nothing in this Agreement shall prohibit or in any way limit the Employee from receiving compensation from Duane Morris LLP for services performed by the Employee on or prior to December 31, 2006.
          3. Compensation and Benefits. As full and complete compensation for the Employee’s execution and delivery of this Agreement and performance of any services hereunder, the Company shall pay, grant or provide the Employee, and the Employee agrees to accept, the following compensation and benefits:
     (a) Base Salary. The Company shall pay the Employee a base salary (“Base Salary”) at an annual rate of $700,000 payable at such times and in accordance with the standard payroll practices of the Company. On an annual basis or at such other times as the Company may determine, the Employee’s Base Salary shall be reviewed, and in the sole discretion of the Board of Directors of the Company, the Company may increase (but not decrease) the Employee’s Base Salary.
     (b) Employee Benefits. The Company shall afford the Employee the opportunity to participate during the Term of Employment in any medical, dental, disability insurance, retirement, savings and any other employee benefits plans or programs (including perquisites) which the Company maintains for senior executives of the Avatar Entities. Nothing in this Agreement shall require any Avatar Entity to establish, maintain or continue any benefit programs already in existence or hereafter adopted for senior executives of the Avatar Entities, and nothing in this Agreement shall restrict the right of the Avatar Entities to amend, modify or terminate any such benefit program.
     (c) Expenses. The Employee shall be entitled to reimbursement or payment of reasonable business expenses (in accordance with the Company’s policies for its senior executives, as the same may be amended from time to time in the Company’s sole discretion), following the Employee’s submission of appropriate receipts and/or vouchers to the Company.
     (d) Vacations, Holidays or Temporary Leave. The Employee shall be entitled to take such amount of vacation per year as is permitted pursuant to and in accordance with the policies of the Company for its senior executives (as such policies may be amended from time to time or terminated in the Company’s sole discretion), without loss or diminution of compensation. Such vacation shall be taken at such time or times, and as a whole or in increments, as the Employee shall elect, consistent with the reasonable needs of the Company’s business. The Employee shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the policies of the Company’s for its senior executives (as such policies may be amended from time to time or terminated in the Company’s sole discretion).
          4. Protection of Confidential Information; Ownership Interests in Competing Businesses.

     (a) Trade Secrets and Know-how.
          (i) During the Term of Employment and for all time following the Date of Termination, the Employee shall not, directly or indirectly, use, furnish or make accessible to any person, firm or corporation or other business entity, whether or not he, she, or it competes with the business of the Company or any other Avatar Entity, (x) any trade secret or know-how acquired by the Employee during the Employee’s employment by the Company which relates to the business practices, methods, processes or other confidential or secret aspects of the business of any of the Avatar Entities, (y) any information concerning the business and affairs of the Avatar Entities and (z) any notes, analyses, compilations, studies, summaries and other material prepared by or for the Company continuing or based, in whole or in part, on any information included in clause (x) or (y) above, without the prior written consent of the Company (such information, subject to Section 4(a)(ii) below, being referred to as the “Confidential Information”).
          (ii) Confidential Information shall not include any information or documents that (A) are or become publicly available without breach by the Employee of Section 4(a)(i) hereof, (B) the Employee receives from any third party who, to the best of the Employee’s knowledge upon reasonable inquiry, is not in breach of an obligation of confidence with any of the Avatar Entities, or (C) is required to be disclosed by law, statute, governmental or judicial proceeding; provided, however, that in the event that the Employee is requested by any governmental or judicial authority to disclose any Confidential Information, the Employee shall give the Company prompt notice of such request, such that the Company may seek a protective order or other appropriate relief, and in any such proceeding the Employee shall disclose only so much of the Confidential Information as is required to be disclosed.
     (b) Ownership Interests in Competing Businesses. In the event that the Employee desires to acquire an equity interest in any entity, whether publicly or privately owned, that competes directly or indirectly with any Avatar Entity, the Employee shall seek, and any such investment by the Employee shall require, the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion.
     (c) Remedies. The Employee acknowledges that her services are of a special, unique and extraordinary character and, her position with the Avatar Entities places her in a substantial relationship and a position of confidence and trust with specific prospective or existing customers, suppliers and employees of the Avatar Entities, and that in connection with her services to the Avatar Entities, the Employee will have access to confidential business or professional information vital to the businesses of the Avatar Entities. The Employee further acknowledges that in view of the nature of the business in which the Avatar Entities are engaged, the foregoing restrictive covenants in this Section 4 are reasonable and necessary in order to protect the legitimate business interests of the Avatar Entities and that violation thereof would result in irreparable injury to the Avatar Entities. Accordingly, the Employee consents and agrees that if the Employee violates or threatens to violate any of the provisions of this Section 4 the Avatar Entities would sustain irreparable harm and, therefore, any of the Avatar Entities shall be entitled to obtain from any court of competent jurisdiction, temporary, preliminary and/or permanent injunctive relief as well as damages, attorneys’ fees and costs, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which any of the Avatar Entities may be entitled.
          5. Termination of Employment:
     (a) The Employee’s employment with the Company shall terminate upon the occurrence of any of the following events:
          (i) on December 31, 2009 (absent the parties having entered into a written agreement for the renewal or extension of this Agreement);
          (ii) the death of the Employee during the Term of Employment;
          (iii) at any time upon written notice to the Employee from the Company of termination of her employment due to Disability (as defined below) of the Employee during the Term of Employment;
          (iv) at any time upon written notice to the Employee from the Company of termination of her employment for Cause (as defined below);
          (v) at any time upon written notice to the Employee from the Company of termination of her employment Without Cause (as defined below);
          (vi) the resignation by the Employee for Good Reason (as defined below) during the Term of Employment;
          (vii) the resignation by the Employee Without Good Reason (as defined below) during the Term of Employment; or
          (viii) by mutual written agreement of the parties.
     (b) For purposes of this Agreement, the “Disability” of the Employee shall mean the Employee’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more material functions of the Employee’s employment under this Agreement with or without reasonable accommodation and which entitles the Employee to receive benefits under a disability plan or program that is provided to the Employee pursuant to Section 3(b), if any.
     (c) For purposes of this Agreement, the term “Cause” shall mean the Employee’s (i) conviction or entry of a plea of guilty or nolo contendere, with respect to any felony, in each case that the Board of Directors of the Company determines in good faith is or may become materially harmful to any Avatar Entity (either financially or with respect to such Avatar Entity’s business reputation), (ii) commission of any act of willful misconduct, gross negligence, fraud or dishonesty, in each case that the Board of Directors of the Company determines in good faith is or may become materially harmful to any Avatar Entity (either financially or with respect to such Avatar Entity’s business reputation) or (iii) violation of any material term of this Agreement or any material written policy of the Company or any Avatar Entity; provided, that, in the case of clauses (ii) and (iii), the Company first deliver written notice of such violation to the Employee and the Employee shall not have cured such violation within thirty (30) days after receipt of such written notice (the “Cure Period”); and provided further, that if upon expiration of the Cure Period such violation has not been cured and the Company determines, in its sole discretion, that the Employee is using her best efforts to cure such violation and such violation is capable of being cured, the Company shall provide the Employee, pursuant to a written notice, a reasonable amount of additional time (the “Extended Cure Period”) to cure such violation but in no event shall such Extended Cure Period exceed forty-five (45) days from the date on which the initial Cure Period expired.
     (d) For purposes of this Agreement, “Without Cause” shall mean any reason other than the reasons described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii) and 5(a)(iv) hereof. For the avoidance of doubt, the parties acknowledge that the termination of the Employee’s employment hereunder pursuant to Section 5(a)(i) upon expiration of the Term of Employment shall not constitute a termination “Without Cause.” The parties expressly agree that a termination of employment Without Cause pursuant to Section 5(a)(v) hereof may be for any reason whatsoever, or for no reason, in the sole discretion of the Company.
     (e) For purposes of this Agreement, “Good Reason” shall mean (i) any assignment of material duties to the Employee other than those contemplated by this Agreement, provided that the Company shall have thirty (30) days after receipt of written notice by the Employee to cure, and (ii) a reduction in Base Salary, or a material reduction in fringe benefits (other than a material reduction in fringe benefits generally applicable to senior executives of the Company) or any other material failure by the Company to perform its material obligations, provided that the Company shall have thirty (30) days after receipt of written notice by the Employee to cure. For the avoidance of doubt, the parties acknowledge that the termination of the Employee’s employment hereunder pursuant to Section 5(a)(i) upon expiration of the Term of Employment shall not constitute a termination for “Good Reason.” “Good Reason” shall not be deemed to occur solely as a result of Change in Control, including without limitation any transaction in which the Company becomes a wholly-owned subsidiary of another company, so long as the Employee’s duties and responsibilities following such Change in Control are not materially changed as they relate primarily to the Company and the other Avatar Entities prior to such Change in Control.
     (f) For purposes of this Agreement, “Without Good Reason” shall mean any reason other than that defined in this Agreement as constituting Good Reason.
     (g) For purposes of this Agreement, “Change in Control” shall mean any of the following events: (a) a person or entity or group of persons or entities, acting in concert, becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing 50.1% or more of the combined voting power of the issued and outstanding common stock of the Company; (b) the Board of Directors of the Company approves any merger, consolidation or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of the event described in clause

     (a) above, and such transaction shall have been consummated; (c) the Company ceases to be engaged, directly or indirectly, and does not intend to be engaged at any time in the foreseeable future, in any real estate business; or (d) the Company sells, transfers or otherwise disposes of all or substantially all of its assets in one transaction or a series of transactions. The date on which a Change in Control is consummated, with respect to clauses (a) and (b), or occurs, with respect to clauses (c) and (d), is herein referred to as the “Change in Control Date.”
          6. Payments Upon Termination of Employment.
     (a) Termination upon Expiration of Term of Employment. If the Employee’s employment hereunder is terminated pursuant to Section 5(a)(i), the Company shall pay or provide to the Employee (i) all Base Salary payments pursuant to Section 3(a) hereof, respectively, and any vacation pay pursuant to Section 3(d) hereof, in each case which has been earned but has not been paid as of the Date of Termination and (ii) any benefits to which the Employee may be entitled under any employee benefits plan or program pursuant to Section 3(b) hereof in which she is a participant in accordance with the terms of such plan or program up to and including the Date of Termination.
     (b) Death or Disability. If the Employee’s employment hereunder is terminated due to the Employee’s death or Disability pursuant to Sections 5(a)(ii) or (iii) hereof, the Company shall pay or provide to the Employee, her designated beneficiary or to her estate (i) all Base Salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(d) hereof, in each case which has been earned but has not been paid as of the Date of Termination and (ii) any benefits to which the Employee may be entitled under any employee benefits plan or program pursuant to Section 3(b) hereof in which she is a participant in accordance with the terms of such plan or program up to and including the Date of Termination. Should the Company wish to purchase insurance to cover the costs associated with the Employee’s termination of employment pursuant to Sections 5(a)(ii) or (iii), the Employee agrees to execute any and all necessary documents necessary to effectuate such insurance.
     (c) Termination for Cause or Resignation Without Good Reason. If the Employee’s employment hereunder is terminated pursuant to Section 5(a)(iv) or Section 5(a)(vii), the Company shall pay or provide to the Employee (i) all Base Salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(d) hereof, in each case which has been earned but has not been paid as of the Date of Termination, and (ii) any benefits to which the Employee may be entitled under any employee benefits plan or program pursuant to Section 3(b) hereof in which she is a participant in accordance with the terms of such plan or program up to and including the Date of Termination, in each case subject to set-off, counterclaim, recoupment, defense or any other claim, right or cause of action which the Company may have against the Employee or others.
     (d) Termination Without Cause or Resignation For Good Reason. If the Employee’s employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(v), or due to the Employee’s resignation for Good Reason pursuant to Section 5(a)(vi), then:

          (i) The Company shall continue to pay the Employee her full Base Salary in accordance with normal payroll practices and without interest through January 14, 2010 at the rate in effect at the time notice of the termination of the Employee’s employment is given in accordance with Section 5(a)(v) or Section 5(a)(vi) hereof, as the case may be; and
          (ii) The Employee shall be entitled to participate in all employee benefit plans and programs to the extent applicable to other senior executives of the Company (provided that the Employee’s continued participation is permissible under the general terms and provisions of such plans and programs) through January 14, 2010. In the event that the Employee’s participation in any such plan or program is not permitted, the Employee shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations made by the Company to the Employee’s account or on the Employee’s behalf under such plans and programs.
     (e) No Other Payments. Except as provided in this Section 6 and except as may otherwise be provided pursuant to any written incentive award agreement between the Employee and the Company, the Employee shall not be entitled to receive any other payments or benefits from the Company due to the termination of her employment, including but not limited to, any employee benefits under any of the Company’s employee benefits plans or programs (other than at the Employee’s expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the terms of any pension plan which the Company may have in effect from time to time) or any right to be paid severance pay. If the Employee is entitled to any notice or payment in lieu of any notice of termination required by federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the Company’s obligation to make payments pursuant to Section 6(d) shall be reduced by the amount of any such payment in lieu of notice.
     (f) Conditions to Payments upon Termination of Employment. Notwithstanding anything to the contrary contained in this Agreement, all payments and benefits to the Employee provided pursuant to this Section 6 shall be subject to the Employee’s compliance with Section 4.
          7. No Conflicting Agreements; Indemnification.
     (a) The Employee hereby represents and warrants that she is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), which would in any way conflict with or limit her ability to commence work on the first day of the Term of Employment or would otherwise limit her ability to perform all responsibilities in accordance with the terms and subject to the conditions of this Agreement.
     (b) The Employee agrees that the compensation provided in Section 3 represents the sole compensation to be paid to the Employee in respect of the services performed or to be performed for the Avatar Entities by the Employee (other than any incentive compensation paid or to be paid to the Employee pursuant to any written incentive award agreement between the Employee and the Company).
          8. Deductions and Withholding. The Employee agrees that the Company shall withhold from any and all compensation required to be paid to the Employee pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Employee’s coverage under applicable employee benefit plans.
          9. Entire Agreement. This Agreement, the letter agreement, dated as of the date hereof, by and between the Company and the Employee, and any written incentive award agreement entered into from time to time between the Employee and the Company, collectively embody the entire agreement of the parties with respect to the Employee’s employment with the Company and supersede any other prior oral or written agreements between the Employee and any Avatar Entity. This Agreement may not be modified or terminated orally but only by an agreement in writing signed by the parties hereto.
          10. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. The waiver by the Employee of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.
          11. Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida, regardless of where the Employee is in fact required to work.
          12. Jurisdiction. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in Dade County or Broward County in the State of Florida and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.
          13. Assignability. The obligations of the Employee may not be delegated and, except as expressly provided in Section 6(b) relating to the designation of beneficiaries, the Employee may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect. This Agreement and all of the Company’s rights and obligations hereunder shall be binding upon and inure to the benefit of any successors and assigns of the Company. This Agreement may be assigned or transferred by the Company to, and may be assumed by, any other Avatar Entity or successor thereof. The term “successor” shall mean, with respect to any Avatar Entity, and any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of such Avatar Entity. Except as expressly provided in Section 6(e) hereof, any assignment by the Company of its rights and obligations hereunder to any affiliate of or successor shall not be considered a termination of employment for purposes of this Agreement.
          14. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court construes any of the provisions of Section 4 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the scope thereof, such court may reduce the duration or restrict the scope of such provision and enforce such provision as so reduced or restricted.
          15. Notices. All notices to the Employee hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:

Patricia Kimball Fletcher 2732 S.W. 2nd Avenue Miami, FL 33129
All notices to the Company hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:

Avatar Holdings Inc.
201 Alhambra Circle
12th Floor
Coral Gables, Florida 33134
Attention: President
Facsimile: (305) 448-7876
and with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: R. Todd Lang, Esq.
Facsimile: (212) 310-8007
Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.
          16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
          18. Attorneys’ Fees. In the event that either party hereto commences litigation against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’ fees, and legal assistants’ fees through all appeals.
          19. Neutral Construction. Each party to this Agreement was represented by counsel, or had the opportunity to consult with counsel. No party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.
(signature page follows)

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AVATAR HOLDINGS INC.
By:	/s/ Gerald D. Kelfer
	Name:	Gerald D. Kelfer
	Title:	Chief Executive Officer

/s/ Patricia Kimball Fletcher
Patricia Kimball Fletcher